===============================================================================
                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement
[_]  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               DOLE FOOD COMPANY
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant) Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.
[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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

                            DOLE FOOD COMPANY, INC.
                                One Dole Drive
                        Westlake Village, CA 91362-7300

                                                                  April 5, 2002

Dear Fellow Stockholder:

   You are cordially invited to attend the Annual Meeting of Stockholders of Dole Food Company, Inc. ("Dole"), which will be held at Dole World Headquarters, One Dole Drive, Westlake Village, California at 10:00 a.m. on Thursday, May 16, 2002.

   This booklet includes the Notice of Annual Meeting and the Proxy Statement, which contain information about the formal business to be acted on by the stockholders, including the election of eight directors. I urge you to read the accompanying proxy statement thoroughly. For the reasons set forth in the proxy statement, your Board of Directors recommends a vote "FOR" each of the eight current directors of Dole. The meeting will also feature a report on the operations of Dole, followed by a question and discussion period.

   We hope that you will be able to attend the meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the enclosed proxy card(s) promptly to ensure that your shares will be represented. If you do attend the meeting and wish to vote your shares personally, you may revoke your proxy.

                                          Sincerely yours,

                                          /s/ David H. Murdock
                                          David H. Murdock
                                          Chairman of the Board and Chief
                                            Executive Officer

                            DOLE FOOD COMPANY, INC.
                                One Dole Drive
                        Westlake Village, CA 91362-7300

                               -----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2002

                               -----------------

   The Annual Meeting of Stockholders of DOLE FOOD COMPANY, INC. ("Dole") will be held at Dole World Headquarters, One Dole Drive, Westlake Village, California at 10:00 a.m. on Thursday, May 16, 2002 for the following purposes:

    1. To elect eight (8) directors of Dole, each to serve until the next Annual Meeting of Stockholders and until his successor has been duly elected and qualified; and

    2. To transact such other business as may properly come before the meeting or any adjournments thereof.

   The Board of Directors has fixed March 26, 2002 as the record date for the determination of stockholders entitled to vote at the Annual Meeting or any adjournments of the meeting.

                                          By Resolution of the Board of
                                            Directors,

                                          /s/ C. Michael Carter

                                          C. Michael Carter
                                          Vice President, General Counsel
                                            and Corporate Secretary

April 5, 2002

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,
               SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S).

                            DOLE FOOD COMPANY, INC.
                                One Dole Drive
                        Westlake Village, CA 91362-7300

                               -----------------

                                PROXY STATEMENT

                               -----------------

   This Proxy Statement is furnished to stockholders by the Board of Directors of Dole Food Company, Inc. ("Dole") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California at 10:00 a.m. on Thursday, May 16, 2002, and at any adjournments thereof. Dole's principal executive offices are located at One Dole Drive, Westlake Village, California 91362-7300, and its telephone number is (818) 874-4000.

   This Proxy Statement, Notice of Annual Meeting and the accompanying proxy card(s) are being first mailed to stockholders on or about April 5, 2002. Dole's 2001 Annual Report is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation of proxies by Dole is to be made.

General Information

  Record Date:

   The Board of Directors has fixed March 26, 2002 as the Record Date for the determination of stockholders entitled to vote at the Annual Meeting or any adjournments thereof. On the Record Date, 55,954,612 shares of Dole's Common Stock were outstanding and entitled to vote at the meeting. The Common Stock is the only class of stock of Dole that is outstanding and entitled to vote at the Annual Meeting.

  Multiple Proxy Cards:

   Stockholders who own shares registered in different names or at different addresses will receive more than one proxy card. You must sign and return each of the proxy cards received to ensure that all of the shares owned by you are represented at the Annual Meeting.

  Ability to Revoke Proxy:

   Any stockholder who gives a proxy has the power to revoke it at any time before it is exercised by delivering to the Corporate Secretary a written notice of revocation either in person or by mail. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

  Voting of Proxies:

   Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) will vote "FOR" the election of the Board of Directors' nominees and in the proxy holders' discretion with regard to any other matters that may be properly presented at the meeting, and all matters incident to the conduct of the meeting.

  Quorum:

   The presence at the meeting, in person or by proxy, of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. The affirmative vote of the holders of at least a plurality of such quorum will be required to elect directors.

  Abstentions/"Broker Non-Votes":

   Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by Dole to act as the inspectors of election for the meeting. The inspectors of election will treat shares represented by proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast." However, abstentions and "broker non-votes" will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares.

  Other Matters:

   Each share of Common Stock entitles the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Cumulative voting rights do not exist under the Delaware General Corporation Law and Dole's Certificate of Incorporation and By-Laws. The By-Laws provide that the presiding officer at the meeting may adjourn the meeting.

  Nominations for Directors:

   Dole's By-Laws provide that nominations of candidates for election to Dole's Board of Directors may only be made by the Board or by a stockholder entitled to vote at the meeting. Any such stockholder who intends to nominate a candidate for election to the Board must deliver a notice to the Corporate Secretary setting forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and such person's written consent to serve as a director if elected; (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made
(i) the name and address of such stockholder, as they appear on Dole's books, and of such beneficial owner, (ii) the class and number of shares of Dole that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of Dole's voting shares to elect such nominee or nominees. To be timely, any such notice with respect to the Annual Meeting in the year 2003 must be delivered to the Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362-7300, in accordance with the provisions of the By-Laws no later than February 19, 2003 and no earlier than January 20, 2003.

                           OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

   The following table sets forth, to the best knowledge of Dole, information as to each person who beneficially owned more than 5% of Dole's Common Stock as of March 26, 2002 (unless otherwise noted).

                                            Amount and
                                            Nature of
                 Name and Address           Beneficial    Percent of
                of Beneficial Owner        Ownership(1)    Class(2)
                -------------------        ------------   ----------
           David H. Murdock...............
            One Dole Drive
            Westlake Village, CA 91362      13,561,995(3)    24.1%
           Dodge & Cox....................
            One Sansome Street, 35th Floor   6,089,158(4)    10.9%
            San Francisco, CA 94104

--------
(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to the shares shown.

(2) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information," plus in the case of Mr. Murdock, stock options granted to him under Dole's stock option plans to purchase 394,148 shares, which number includes all such options that are exercisable within 60 days following the Record Date.

(3) See "Security Ownership of Directors and Executive Officers" at page 3.

(4) Based on a report on Schedule 13G dated February 8, 2002, Dodge & Cox and/or its affiliates had sole voting power over 5,713,858 of such shares, shared voting power over 70,000 of such shares and sole dispositive power over all such shares.

Security Ownership of Directors and Executive Officers

   The following table sets forth certain information with respect to shares of Dole's Common Stock beneficially owned (or deemed to be beneficially owned), unless otherwise indicated, by Dole's directors, its Named Executive Officers (as defined under "Compensation of Executive Officers") and by all directors and executive officers of Dole as a group, as of March 22, 2002:

                                                                  Amount and
                                                                  Nature of           Percent of
                      Name and Address of                         Beneficial          Outstanding
                      Beneficial Owner(1)                        Ownership(2)          Shares(3)
                      -------------------                        ------------         -----------
David H. Murdock................................................  13,561,995(4)(5)       24.1%
Mike Curb.......................................................      52,946(6)(7)(8)       *
David A. DeLorenzo..............................................     214,942(4)(9)          *
E. Rolland Dickson..............................................         595(7)             *
Richard M. Ferry................................................      35,127(6)(7)          *
Lawrence M. Johnson.............................................       1,425(7)(10)         *
Lawrence A. Kern................................................     113,305(4)(9)          *
Zoltan Merszei..................................................      26,226(6)(7)          *
Kenneth J. Kay..................................................      41,667(4)             *
C. Michael Carter...............................................      11,334(4)             *
All Directors and Executive Officers as a Group (17 Individuals)  14,282,825(4)(9)       25.1%

--------
  * Represents less than 1% of the class of securities.

 (1) The mailing address for each of the individuals listed is Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362.

 (2) Unless otherwise indicated and except as to stock units described below, each person has sole voting and dispositive power with respect to the shares shown. Some directors and executive officers share the voting and dispositive power over their shares with their spouses as community property, joint tenants or tenants in common. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

 (3) The percentages set forth above are calculated on the basis of the number of outstanding shares of Common Stock set forth under "General Information," plus, where applicable, all stock options and stock units granted under Dole's stock option and deferred stock plans that were exercisable on the Record Date or within 60 days thereafter.

 (4) The individuals and group indicated beneficially own the following number of shares of Common Stock that may be purchased upon the exercise of employee stock options exercisable on the Record Date or within 60 days thereafter: Mr. Murdock, 394,148; Mr. Kern, 105,422; Mr. DeLorenzo, 159,108; Mr. Kay, 41,667; Mr. Carter, 8,334; and all directors and executive officers as a group, 938,428.

 (5) Mr. Murdock customarily maintains revolving lines of credit in conjunction with his various business activities, under which borrowings and security vary from time to time, and pursuant to which he provides collateral owned by him, including his shares in Dole. His reported holdings include 13,085,208 shares of

     Common Stock owned by David H. Murdock as Trustee for the David H. Murdock Living Trust dated May 28, 1986 and 81,000 shares of Common Stock owned by Mr. Murdock's sons.

 (6) The individuals indicated each beneficially own the following number of shares of Common Stock that were granted pursuant to Dole's Non-Employee Directors Stock Option Plan and that may be purchased upon the exercise of stock options exercisable on the Record Date or within 60 days thereafter:
     Mr. Curb, 9,106; Mr. Ferry, 9,106; and Mr. Merszei, 6,000.

 (7) The directors listed below each beneficially own the following number of vested stock units credited under the Non-Employee Directors Deferred Stock and Cash Compensation Plan as described on page 7 under "Remuneration of Directors": Mr. Curb, 9,526; Dr. Dickson, 595; Mr. Ferry, 12,721; Mr. Johnson, 1,325; and Mr. Merszei, 4,426. The number of stock units received by a director is derived by dividing the amount of the director's quarterly retainer and fees by the average closing price of Dole's Common Stock over the 10 trading days ending on the day prior to the vesting of the stock units. Stock units do not have voting rights or represent a right to acquire or dispose of Common Stock within 60 days following the Record Date, because directors may elect and have elected to defer amounts otherwise payable until a termination of service or certain other events. The units are payable solely in Common Stock, carry an investment risk of ownership and accrue dividend equivalents in the form of additional stock units.

 (8) Reported holdings include 400 shares of Common Stock held by Mr. Curb as custodian for the benefit of his children.

 (9) Reported holdings include shares of Common Stock held for certain officers by Dole's Tax Deferred Investment Plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.

(10) Reported holdings are held in a revocable trust.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

   The Certificate of Incorporation of Dole provides that the number of directors shall be fixed from time to time exclusively by the Board of Directors. The Board of Directors has fixed the number of directors at eight. The Board of Directors has recently voted to recommend the election of the following individuals, all of whom are incumbents, for a term of one year and until their successors are duly elected and qualified:

              Mike Curb                 Lawrence M. Johnson
              David A. DeLorenzo        Lawrence A. Kern
              E. Rolland Dickson        Zoltan Merszei
              Richard M. Ferry          David H. Murdock

   Each of the current members of the Board was elected by stockholders at the last Annual Meeting held on June 8, 2001.

   Unless authority to do so is withheld, the persons named in each proxy card (or their substitutes) will vote the shares represented thereby "FOR" the election of the director nominees named above. In case any of such nominees becomes unable to serve or unavailable for election to the Board of Directors, which is not anticipated, the persons named as proxies (or their substitutes) have full discretion and authority to vote for any other nominee of the Board.

   The following brief statements contain biographical information with respect to each of the nominees for election as a director, including their principal occupations for at least the past five years, as of March 27, 2002.

                         Year Elected                       Principal Occupation and
          Name           as a Director Age                     Other Information
          ----           ------------- ---                  ------------------------
David H. Murdock........     1985      78  Chairman of the Board and Chief Executive Officer and
                                           Director of Dole since July 1985. Chairman of the Board,
                                           Chief Executive Officer and Director of Castle & Cooke,
                                           Inc. (wholly-owned by Mr. Murdock since September
                                           2000) since October 1995. Since June 1982, Chairman of
                                           the Board and Chief Executive Officer of Flexi-Van
                                           Leasing, Inc., a Delaware corporation wholly-owned by
                                           Mr. Murdock. Sole owner and developer of the Sherwood
                                           Country Club in Ventura County, California, and
                                           numerous other real estate developments; also sole
                                           stockholder of numerous entities engaged in a variety of
                                           business ventures and in the manufacture of textile-related products, and industrial and building products.

Mike Curb...............     1985      57  Chairman of the Board of Curb Records, Inc., a record
                                           company, and Curb Entertainment International Corp., an
                                           entertainment company. Mr. Curb served as Lieutenant
                                           Governor of the State of California from 1978 to 1982,
                                           and served as Chairman of the National Conference of
                                           Lieutenant Governors during 1982. Mr. Curb served as
                                           Chairman of the Republican National Finance Committee
                                           from August 1982 to January 1985. Mr. Curb is also a
                                           director of various community organizations.

David A. DeLorenzo......     1991      55  Director of Dole since February 1991. Vice Chairman of
                                           Dole from February 2001 through December 2001.
                                           President and Chief Operating Officer of Dole from March
                                           1996 to February 2001. President of Dole Food Company-
                                           International from September 1993 to March 1996.
                                           Executive Vice President of Dole from July 1990 to
                                           March 1996. President of Dole Fresh Fruit Company from
                                           September 1986 to June 1992.

E. Rolland Dickson, M.D.     2001      68  Chair, Mayo Foundation Development Committee since
                                           2001. Director for Development of Mayo Foundation for
                                           Medical Education and Research since 1992. Mary Lowell
                                           Leary Professor of Medicine at Mayo Clinic/Mayo
                                           Foundation since 1987. Dr. Dickson also serves on the
                                           Board of Directors of NeoRx Corporation.

Richard M. Ferry........     1991      64  Founder Chairman and Director of Korn/Ferry
                                           International, an international executive search firm.
                                           Mr. Ferry also serves on the Boards of Directors of Avery
                                           Dennison Corporation, Pacific Life Insurance Company
                                           and Mrs. Fields' Original Cookies, Inc., as well as a
                                           number of privately held and not-for-profit corporations.

                    Year Elected                       Principal Occupation and
       Name         as a Director Age                     Other Information
       ----         ------------- ---                  ------------------------
Lawrence M. Johnson     2001      61  Former Chairman and Chief Executive Officer of Pacific
                                      Century Financial Corporation and its principal subsidiary,
                                      Bank of Hawaii (from 1994; retired November 2000).
                                      Mr. Johnson serves on the boards of the East-West
                                      Center, Hawaii Pacific University, Hawaii Preparatory
                                      Academy, Hawaii Community Foundation, Hawaii
                                      Tourism Authority, Pacific Basin Economic Council and
                                      The Nature Conservancy of Hawaii and a number of
                                      community organizations.

Lawrence A. Kern...     2001      54  President and Chief Operating Officer and Director of
                                      Dole since February 2001. President of Dole Fresh
                                      Vegetables, Inc. from January 2000 to February 2001 and
                                      from January 1993 to December 1999. President and Chief
                                      Operating Officer of Apio, Inc. from December 1999 to
                                      January 2000.

Zoltan Merszei.....     1996      79  Former Chairman, President and Chief Executive Officer
                                      of the Dow Chemical Company (retired in 1979). Former
                                      Vice Chairman and President of Occidental Petroleum
                                      Corporation (retired in 1989). Mr. Merszei currently
                                      serves as a technical consultant to a variety of United
                                      States and foreign corporations. Mr. Merszei also serves
                                      on the Boards of Directors of the Budd Company, Hong
                                      Leong Corporation, Thyssen Budd Automotive
                                      Corporation and Thyssen Henschel America, Inc.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF
                     EACH OF THE NOMINEES DESCRIBED ABOVE.

Committees of the Board of Directors

   There are four standing committees of the Board of Directors: the Executive and Finance Committee ("Executive Committee"); the Audit Committee; the Nominating Committee; and the Corporate Compensation and Benefits Committee ("Compensation Committee").

  Executive Committee:

   The present members of the Executive Committee are David H. Murdock, Chairman, Mike Curb and Richard M. Ferry. The primary purposes of the committee are (1) to exercise, during intervals between meetings of the Board of Directors and subject to certain limitations, all of the powers of the full Board; (2) to monitor and advise the Board on strategic business and financial planning for Dole; and (3) to deal with matters relating to the directors of Dole. During the 2001 fiscal year, the committee did not meet.

  Audit Committee:

   The Audit Committee is comprised entirely of directors who are not employees or former employees of Dole. The present members of the Audit Committee are Richard M. Ferry, Chairman, Lawrence M. Johnson and Zoltan Merszei. The Committee is responsible for monitoring and reviewing accounting methods adopted by Dole, internal accounting procedures and controls, and audit plans. The Audit Committee receives directly the reports of Dole's independent public accountants and internal audit staff. It meets periodically both with the independent public accountants and internal auditors to review audit results and the adequacy of Dole's system of internal controls. The Audit Committee also recommends to the Board the selection of Dole's independent public accountants and auditors. Dole's Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee charter was attached as Appendix B to Dole's Proxy Statement on Schedule 14A with respect to Dole's 2001 Annual Meeting of Stockholders. No material amendments have been adopted to the Audit Committee charter since then. During the 2001 fiscal year, the committee held eight meetings. The Board of Directors determined, on February 6, 2002, that each of the members of the Audit Committee is independent, as independent is defined in Sections 303.01(B)(2)(a) and (3) of the listing standards of the New York Stock Exchange.

  Nominating Committee:

   The Nominating Committee is composed entirely of directors who are not employees or former employees of Dole. The present members of the Nominating Committee are Mike Curb, Richard M. Ferry and Lawrence M. Johnson. The Nominating Committee is responsible for proposing nominees for election to the Board of Directors. The Committee will consider nominees, if any, for the election to the Board of Directors who are recommended by stockholders in accordance with the provisions of Dole's By-Laws, which provisions are described above under "General Information." During the 2001 fiscal year, the Committee, which was formed as a separate committee in June 2001, did not meet.

  Compensation Committee:

   The Compensation Committee is composed entirely of directors who are not employees or former employees of Dole. The present members of the Compensation Committee are Zoltan Merszei, Chairman, Mike Curb and E. Rolland Dickson. This committee is responsible for reviewing the compensation and benefits policies and practices of Dole and for overseeing its employee stock and cash incentive plans. During the 2001 fiscal year, the committee held five meetings.

Meetings of the Board of Directors

   During the 2001 fiscal year, there were six meetings of the Board of Directors. The eight incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, held during the respective periods in which they were directors.

Section 16 Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires that executive officers, directors, and holders of more than 10% of a company's registered class of securities file reports of their ownership of a company's securities with the SEC. Based on a review of these reports or written representations from certain reporting persons that no Forms 5 were required, Dole believes that its reporting persons complied with all applicable filing requirements.

Remuneration of Directors

   Directors who are not employees of Dole ("Non-Employee Directors") are compensated for their services as follows:

  . An annual retainer fee of $24,000, payable in equal quarterly installments.

  . A fee of $2,000 for each regularly scheduled meeting of the Board of Directors attended, and a fee of $500 for each telephonic meeting of the Board of Directors in which the Non-Employee Director participates.

  . A fee of $1,000 for each committee meeting attended, a fee of $500 for each telephonic committee meeting in which the Non-Employee Director participates and a fee of $2,500 per year for service as chairperson of the Audit and of the Compensation Committees.

  . An annual stock option grant of 1,500 options pursuant to the Non-Employee Directors Stock Option Plan approved by stockholders in 1995. The options become exercisable in three equal annual installments and have a 10-year term, subject to earlier termination upon termination of service. (On February 15, 2001, Non-Employee Directors each received an annual grant of 1,500 options at an exercise price of $17.00 (the market price)).

   Pursuant to Dole's Non-Employee Directors Deferred Stock and Cash Compensation Plan, one-half of each Non-Employee Director's annual retainer fee is automatically allocated to stock units payable solely in Common Stock following a director's termination of service. Non-Employee Directors may elect to receive their remaining compensation in cash or to defer all or part of their remaining compensation in additional stock units or deferred cash accounts. During 2001, deferred cash accounts in the plan were credited with an interest rate of approximately 7.0%.

   On March 22, 2001, the Board of Directors approved amendments to the Non-Employee Directors Stock Option Plan and the Non-Employee Directors Deferred Stock and Cash Compensation Plans. These amendments relate to the circumstances under which an accelerated vesting of unvested options shall occur and certain definitions relevant thereto. The amendments were included in
Exhibit 10.10 to Dole's annual report on Form 10-K for the fiscal year ended December 30, 2000.

   The reasonable expenses incurred by each director in connection with his duties as a director are also reimbursed by Dole, including the expenses incurred by directors' spouses in accompanying the directors to one Board meeting each year. A Board member who is also an employee of Dole does not receive compensation for service as a director.

                      COMPENSATION OF EXECUTIVE OFFICERS

   Except as noted, the following table sets forth for Dole's fiscal years ended December 29, 2001, December 30, 2000 and January 1, 2000, in prescribed format, the compensation for services in all capacities to Dole and its subsidiaries of those persons who were the Chief Executive Officer and the other four most highly compensated persons who were executive officers of Dole and its subsidiaries at December 29, 2001 (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                              Annual Compensation                   Long-Term Compensation Awards
                            ------------------------              -------------------------------
                                                      Other
                                                      Annual      Securities             All Other
                                                      Comp.       Underlying     LTIP      Comp.
Name and Principal Position Year Salary $ Bonus $(1)   $(2)       Options (#) Payouts(3)   $(4)
--------------------------- ---- -------- ---------- --------     ----------- ---------- ---------
 David H. Murdock(5)....... 2001 $800,000  $900,000  $      0       100,000    $ 98,431  $196,862
    Chairman & CEO          2000 $800,000  $180,000  $      0       100,000    $ 14,313  $ 28,627
                            1999 $800,000  $      0  $      0       200,000    $ 21,470  $ 42,940(6)

 Lawrence A. Kern(7)(8)(9). 2001 $583,846  $585,000  $      0        50,000    $ 64,872  $134,843
    President & COO         2000 $373,077  $405,000  $      0        70,000    $ 10,356  $  5,100
                            1999 $321,154  $162,500  $100,000(10)    15,000    $  5,178  $ 15,156(6)

 David A. DeLorenzo(11).... 2001 $600,000  $150,000  $      0             0    $202,023  $  5,100
    Vice Chairman           2000 $600,000  $117,000  $      0        50,000    $ 10,045  $ 25,190
                            1999 $600,000  $      0  $      0       100,000    $ 15,067  $ 34,935(6)

 Kenneth J. Kay(12)........ 2001 $440,000  $297,000  $      0        25,000    $      0  $      0
   Vice President & CFO     2000 $400,000  $100,000  $      0        25,000    $      0  $      0
                            1999 $ 23,077  $      0  $100,000        25,000    $      0  $      0

 C. Michael Carter(13)..... 2001 $380,000  $285,000  $      0        25,000    $      0  $  5,100
    Vice President,         2000 $ 95,000  $ 47,500  $      0        25,000    $      0  $      0
    General Counsel and
    Corporate Secretary

--------
(1) Bonus amounts shown reflect payments made in the subsequent year with respect to performance for the identified year.

(2) Does not include perquisites that total the lesser of $50,000 or 10% of the reported annual salary and bonus for any year.

(3) These amounts represent sums earned and payable under the terms of Dole's 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers (the "1998 Plan") through fiscal 2001. 50% of these amounts were paid in cash and 50% were paid in Common Stock at a price of $30.02 per share, with cash paid in lieu of fractional shares. For information regarding payment opportunities under unvested 1998 Plan awards made prior to 2001, see the table entitled "Long-Term Incentive Plan--Awards in Last Fiscal Year" and accompanying text.

(4) The amounts shown in this column include the dollar value of amounts earned but not paid or payable under the 1998 Plan and contributions by Dole under Dole's defined contribution plans for the benefit of the individuals listed in an amount of $5,100 for each individual except Mr. Murdock, but do not include payments made to Mr. Murdock under Dole's defined benefit pension plan. See "Pension Plans."

(5) Mr. Murdock also holds positions with certain business entities he owns that are not controlled directly or indirectly by Dole, which other entities pay compensation and may provide fringe benefits to Mr. Murdock for his services.

(6) Amounts in addition to Dole's contribution under Dole's tax deferred investment plans (see footnote 4 above) reflect amounts vested for the two-year period 1998 through 1999 ("Cycle 1") under the 1998 Plan, which are payable in annual installments of one-third of the sum remaining after each payout until the remaining sum is less than $15,000, in which case the full remaining sum will be paid out.

(7) Mr. Kern was elected President and Chief Operating Officer of Dole in February 2001. Prior to that date, Mr. Kern was President of Dole Worldwide Fresh Vegetables, Packaged Salads and Non-Tropical Fresh Fruit.

(8) In connection with Mr. Kern's election as President and Chief Operating Officer of Dole and his relocation to Southern California, Dole agreed to make Mr. Kern a $500,000 secured, interest-free loan (repayable in five annual installments) to assist him in the purchase of a home.

(9) In 2001 in connection with his promotion and transfer to Southern California, Dole agreed to pay Mr. Kern annual compensation in addition to his base salary in an after-tax amount of $100,000 for five years commencing in 2002 (or the balance in a lump sum upon termination of employment without cause, as such term is defined in the agreement).

(10) Mr. Kern voluntarily left the employ of Dole in December 1999. Dole then entered into a Consulting Agreement with Mr. Kern, pursuant to which he would provide services to Dole on an as needed basis to assist in the transition of his responsibilities. This amount is the first installment of consulting fees Mr. Kern earned by the terms of the Consulting Agreement. Upon Mr. Kern's reemployment by Dole in January 2000, the Consulting Agreement was canceled and no further sums were due to Mr. Kern thereunder.

(11) Mr. DeLorenzo was elected Vice Chairman of Dole in February 2001. Prior to that date, Mr. DeLorenzo was President and Chief Operating Officer of Dole. Mr. DeLorenzo retired as an employee of Dole effective December 29, 2001, the last day of Dole's fiscal year. In connection with his resignation, Mr. DeLorenzo entered into two agreements with Dole. Pursuant to the first of these agreements, Mr. DeLorenzo received $150,000 as his 2001 bonus. Pursuant to the second of these agreements, Mr. DeLorenzo became a consultant to Dole for the period from January 4, 2002 through January 4, 2007, with payments of $200,000 in 2002 and $500,000 in each of 2003 through 2006.

(12) Mr. Kay joined Dole in December 1999, at which time he receive an initial grant of 25,000 options and a hiring bonus of $100,000.

(13) Mr. Carter joined Dole in October 2000, at which time he received an initial grant of 25,000 options.

           EMPLOYMENT, SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

   Some of Dole's benefit plans (including the 1991 Stock Option and Award Plan, as amended (the "1991 Plan"), and the 1998 Combined Annual and Long-Term Incentive Plan for Executive Officers (the "1998 Plan")) provide for an acceleration of benefits and various other customary adjustments if a change of control or other reorganization occurs. Pursuant to the 1998 Plan, if a participant's employment is terminated for certain reasons, pro-rata payments may be made prior to the completion of the applicable year or cycle, provided the Compensation Committee determines that the applicable performance goals have been met through the date of such termination or event and provided that the amount of any early payout is proportionately reduced to reflect the time value of the early payout.

   On March 22, 2001, the Board of Directors approved amendments to Dole's option, incentive and retirement plans. These amendments, among other things, put in place a uniform definition of Change of Control, set forth the circumstances under which an accelerated vesting of theretofore unvested options shall occur and revise arbitration provisions so as to provide that an employee may only be awarded attorneys fees if the employee is the prevailing party (under the pre-amendment provisions, an employee was entitled to recover his or her attorneys fees so long as the arbitrator determined that the employee's claim was made in good faith, even if the employee was not the prevailing party in the arbitration). The amendments were set forth in Exhibit
10.10 to Dole's annual report on Form 10-K for the fiscal year ended December 30, 2000. The definitions are summarized below under "Employment, Severence and Change of Control Arrangements--Change of Control Agreements--Definitions."

Change of Control Agreements

   In line with the practice at numerous public companies, Dole recognizes that the possibility of a change of control of Dole may result in the departure or distraction of management to the detriment of Dole and its stockholders. On March 22, 2001, Dole put in place a program to offer Change of Control Agreements to each of the executive officers of Dole and certain other officers and employees of Dole (each person accepting a Change of Control Agreement is an "Employee"). Dole has no reason to believe that any officer or employee will refuse to accept a Change of Control Agreement. The following summarizes the material provisions of the Change of Control Agreements. At the time the program was put in place, Dole was advised by its executive compensation consultants that the benefits provided under the Change of Control Agreements were within the range of customary practices of other public companies. In addition, the Compensation Committee retained its own legal counsel to advise it in its deliberations with respect to the Change of Control Agreements.

  Benefits Following Change of Control and Termination of Employment:

   If, during the period beginning on the Change of Control Date and ending on the second anniversary of the date on which the Change of Control becomes effective (the "Protected Period"), the Employee's employment is terminated, the Employee will receive the amounts and benefits stated under "Amount of Severance Pay and Benefits Following Qualified Termination," unless employment is (a) terminated by Dole for Cause or (b) terminated by the Employee other than for Good Reason (a termination other than under clause (a) or (b) during a Protected Period is a "Qualified Termination"). If employment is terminated under clause (a) or (b), the Employee will only be entitled to receive the sum of (1) the Employee's annual base salary through the date of termination to the extent not theretofore paid and (2) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) pursuant to outstanding elections and/or any accrued vacation pay or paid time off, in each case to the extent not theretofore paid ("Accrued Obligations").

   No benefits are payable under the Change of Control Agreements unless a Change of Control actually occurs and a Qualified Termination occurs. If a Change of Control via a Fundamental Transaction or an Asset Sale is consummated, there is a look-back period (a "Look-Back Period") to protect the Employee against the possibility that he or she was actually or constructively terminated without Cause in anticipation of the Change of Control. If, prior to the first Change of Control Date, employment with Dole terminates other than during a Look-Back Period, then all of the Employee's rights under the Change of Control Agreement terminate, and the Change of Control Agreement will be deemed to have been terminated on the date of termination. After the first Change of Control Date, the Change of Control Agreement may only be modified or terminated by a writing signed by both Dole and the Employee. Before the first Change of Control Date, however, Dole can unilaterally modify or terminate the Change of Control Agreement, but such unilateral modification or termination will not be effective until the second anniversary of the date on which Dole first gives the Employee express written notice of the unilateral modification or termination (the "Modification Effective Date"). The unilateral modification or termination shall never become effective, however if (1) a Change of Control Date occurs before the Modification Effective Date and (2) employment is terminated during the Protected Period in respect of such Change of Control Date. Dole's obligation to make any payment provided for in the Change of Control Agreements will be subject to and conditioned upon the Employee's execution of a standard release form.

  Amount of Severance Pay and Benefits Following Qualified Termination

   The Employees will be placed into one of three categories, each providing a different level of severance pay and benefits if a Qualified Termination occurs.

Category 1

  .   An amount in cash equal to three times the Employee's annual base salary;

  .   An amount in cash equal to three times the Employee's target bonus;

  . An amount in cash equal to three times $10,000, in lieu of any other health and welfare benefits (including medical, life, disability, accident and other insurance, car allowance or other health and welfare plans, programs, policies or practices or understandings) and other taxable perquisites and fringe benefits to which the Employee or the Employee's family may have been entitled.

  . An amount in cash equal to the pro rata portion of the greater of (i) the Employee's target benefits under Dole's Long Term Incentive Plan (the "LTIP") and (ii) the Employee's actual benefits under the LTIP;

  . If, at the time of Qualified Termination, the Employee would have been eligible for a benefit under either (i) the Dole Food Company Supplementary Executive Retirement Plan ("SERP") or (ii) a Defined Benefit Plan (as defined in the SERP) were it not for the requirement of at least five (5) years of service with Dole, an amount in cash will be payable to the Employee equal to the actuarial equivalent of such retirement benefit. If for any reason, a benefit is payable under the Defined Benefit Plan, the payments made to the Employee under this clause shall be reduced by the actuarial equivalent of such benefits payable under the Defined Benefit Plan.

  .   An amount in cash equal to the aggregate amount of the Accrued
      Obligations;

  . An amount in cash equal to the pro rata portion of the Employee's target bonus for the fiscal year in which the date of termination occurs; and

  . An amount in cash equal to any reimbursement for outstanding reimbursable expenses.

  . If it is determined that any payment or distribution by Dole to the Employee or for the Employee's benefit (whether paid or payable or distributed or distributable under the Change of Control Agreement or otherwise, but determined without regard to any additional payments required under this clause (a "Payment") would be subject to the excise tax imposed by Section 4999 of the United States Internal Revenue Code or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively the "Excise Tax"), then the Employee will be entitled to receive from Dole an additional payment (a "Gross-Up Payment"). The Gross-Up Payment will equal an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), the Employee will retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

Category 2

  .   An amount in cash equal to two times the Employee's annual base salary;

  .   An amount in cash equal to two times the Employee's target bonus;

  . An amount in cash equal to two times $10,000, in lieu of any other health and welfare benefits (including medical, life, disability, accident and other insurance or other health and welfare plans, programs, policies or practices or understandings) and other taxable perquisites and fringe benefits to which the Employee or the Employee's family may have been entitled.

  . An amount in cash equal to the pro rata portion of the greater of (i) the Employee's target benefits under the LTIP and (ii) the Employee's actual benefits under the LTIP;

  .   An amount in cash equal to the aggregate amount of the Accrued
      Obligations;

  . An amount in cash equal to the pro rata portion of the Employee's target bonus for the fiscal year in which the date of termination occurs; and

  . An amount in cash equal to any reimbursement for outstanding reimbursable expenses.

  . If any payments or benefits under the Change of Control Agreement, after taking into account all other payments or benefits to which the Employee is entitled from Dole, or any affiliate thereof, are more likely than not to result in a loss of a deduction to Dole by reason of Section 280G of the United States Internal Revenue Code or any successor provision to that section, such payments and benefits will be reduced to the extent required to avoid such loss of deduction.

Category 3

  .   An amount in cash equal to two times the Employee's annual base salary;

  .   An amount in cash equal to two times the Employee's target bonus;

  . An amount in cash equal to two times $10,000, in lieu of any other health and welfare benefits (including medical, life, disability, accident and other insurance or other health and welfare plans, programs, policies or practices or understandings) and other taxable perquisites and fringe benefits to which the Employee or the Employee's family may have been entitled.

  .   An amount in cash equal to the aggregate amount of the Accrued
      Obligations;

  . An amount in cash equal to the pro rata portion of the Employee's target bonus for the fiscal year in which the date of termination occurs; and

  . An amount in cash equal to any reimbursement for outstanding reimbursable expenses.

  . If any payments or benefits under the Change of Control Agreement, after taking into account all other payments or benefits to which the Employee is entitled from Dole, or any affiliate thereof, are more likely than not to result in a loss of a deduction to Dole by reason of Section 280G of the United States Internal Revenue Code or any successor provision to that section, such payments and benefits will be reduced to the extent required to avoid such loss of deduction.

   All of the three categories will have the following benefits relating to accelerated vesting of options and option exercise periods:

   All of the Employee's unvested options granted pursuant to such plans or agreements (whenever granted) shall be deemed to vest immediately prior to the first time that one or both of the following conditions are satisfied: (a) a Change of Control occurs; or (b) the shares of common stock of Dole are not listed on either the New York Stock Exchange or the National Market System of the Nasdaq Stock Market, and neither the Board of Directors of Dole nor any committee thereof nor any other person shall have any discretion, right or power whatsoever to block, delay or impose any condition upon such vesting. If a Qualified Termination occurs during a Look-Back Period, all of the Employee's unvested options shall vest immediately prior to the effectiveness or consummation of the Fundamental Transaction or the Asset Sale but not at any earlier time.

   In any circumstance where the Employee has undergone a Qualified Termination and, under Dole's Certificate of Incorporation or By-Laws or applicable law, Dole has the power to indemnify or advance expenses to the Employee in respect of any judgments, fines, settlements, losses, costs or expenses (including attorneys' fees) of any nature relating to or arising out of the Employee's activities as an agent, employee, officer or director of Dole or in any other capacity on behalf of or at the request of Dole, Dole will promptly, on written request, indemnify and advance expenses to the Employee to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as Dole may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification or advancement.

   Any officers who are presently covered by directors and officers insurance shall be furnished for six years following Qualified Termination with directors and officers insurance with policy limits aggregating not less than those in place at the present time and otherwise to contain substantially the same terms, conditions and exceptions as the liability insurance policies provided for directors and officers of Dole in force from time to time, provided that such terms, conditions and exceptions will not be, in the aggregate, materially less favorable to the Employee than those in effect on the date of the Change of Control Agreement and provided that such insurance can be obtained on commercially reasonable terms.

   In the event that the Employee has an employment contract or any other agreement with Dole or participates in any other plan or program that entitles the Employee to severance payments upon the termination of employment with Dole, the amount of any such severance payments will be deducted from the payments to be made to the Employee under the Change of Control Agreement. All benefits under the Change of Control Agreement also will be reduced by the amount paid to the Employee under any law, rule or regulation that requires a formal notice period, pay in lieu of notice, termination, indemnity, severance payments or similar payments or entitlements related to service, other than unemployment or social security benefits provided in the United States.

  Definitions:

   The Change of Control Agreements use a number of defined terms. The terms "Cause," "Good Reason" and "Change of Control" are given definitions that Dole has been advised by its executive compensation consultants are within the range of customary practices of other public companies. In addition, the Compensation Committee retained its own legal counsel to advise it with respect to the Change of Control Agreements. A "Change of Control" is deemed to occur if any one or more of the following conditions are satisfied:

   (1) any person, other than (a) David H. Murdock or (b) following the death of David H. Murdock, the trustee or trustees of a trust created by David H. Murdock, becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities;

   (2) individuals who, as of March 23, 2001, constitute the Board of Directors of the Corporation (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board. Any individual who becomes a director subsequent to March 23, 2001 whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, unless the individual's initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened tender offer, solicitation of proxies or consents by or on behalf of a person other than the Board;

   (3) a reorganization, merger, consolidation, recapitalization, tender offer, exchange offer or other extraordinary transaction involving Dole (a "Fundamental Transaction") becomes effective or is consummated, unless: (a) more than 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity ("parent") which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) ("Resulting Entity") are, or are to be, Beneficially Owned, directly or indirectly, by all or substantially all of the persons who were the Beneficial Owners of the outstanding voting securities of the Corporation immediately prior to such Fundamental Transaction in substantially the same proportions as their Beneficial Ownership, immediately prior to such Fundamental Transaction, of the outstanding voting securities of the Corporation and (b) more than half of the members of the board of directors or similar body of the Resulting Entity (or its parent) were members of the Incumbent Board at the time of the execution of the initial agreement providing for such Fundamental Transaction.

   (4) A sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of the Corporation's business and/or assets (an "Asset Sale") is consummated, unless, immediately following such consummation, all of the requirements of clauses (3)(a) and (3)(b) of this definition of Change of Control are satisfied, both with respect to the Corporation and with respect to the entity to which such business and/or assets have been sold, transferred or otherwise disposed of or its parent (a "Transferee Entity").

   The consummation or effectiveness of a Fundamental Transaction or an Asset Sale shall be deemed not to constitute a Change of Control if more than 50% of the outstanding voting securities of the Resulting Entity or the Transferee Entity, as appropriate, are, or are to be, Beneficially Owned by David H. Murdock.

   "Corporation" means Dole Food Company, Inc., a Delaware corporation, and its successors. For purposes of this definition of Corporation, after the consummation of a Fundamental Transaction or an Asset Sale, the term "successor" shall include, without limitation, the Resulting Entity or Transferee Entity, respectively.

   "Dole" means the Corporation and/or its subsidiaries.

                   OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

   The following table provides information concerning individual grants of stock options made during fiscal 2001 to each of the Named Executive Officers. No SARs have been granted to these persons.

                           Individual Grants
                   --------------------------------
                                                                                    Potential Realizable
                    Number of                                                         Value at Assumed
                    Securities                                                     Annual Rates of Stock
                    Underlying    Percent of Total     Exercise                    Price Appreciation for
                   Options/SARs Options/SARsGranted    or Base                       Option Term(1)(2)
                     Granted    to Employees in Last    Price     Expiration       ----------------------
Name                (#)(3)(4)       Fiscal Year      ($/sh)(3)(4)  Date(5)   0%($)    5%($)      10%($)
----               ------------ -------------------- ------------ ---------- ----- ----------  ----------
David H. Murdock..   100,000           14.98%           $16.09     2/26/11     0   $1,012,000  $2,564,000
Lawrence A. Kern..    50,000            7.49%           $16.09     2/26/11     0   $  506,000  $1,282,000
David A. DeLorenzo         0               0%               --          --     0   $        0  $        0
Kenneth J. Kay....    25,000            3.74%           $16.09     2/26/11     0   $  253,000  $  641,000
C. Michael Carter.    25,000            3.74%           $16.09     2/26/11     0   $  253,000  $  641,000

--------
Fair Market Value of Common Stock on December 28, 2001, was $26.75, the last trading day of Dole's 2001 fiscal year.

(1) If the price of Dole Common Stock were to appreciate at 5% per year, beginning in February 2001 (the grant date) and continuing for ten years thereafter (the term of the options), the total gain to all stockholders would be $565,394,118. If the annual appreciation rate were 10% for the same time period, the total gain to all stockholders would be $1,431,862,031.

(2) The amounts under the columns labeled "5%" and "10%" are included as required by rules promulgated by the SEC and are not intended to forecast future appreciation, if any, in the price of Dole's Common Stock. Such amounts are based on the assumption that the named persons hold the options granted for their full ten-year term. The actual value of the options will vary in accordance with the market price of Dole's Common Stock. The column headed "0%" is included to demonstrate that the options were granted at fair market value and optionees will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately. Except as noted in footnote 4 below, the terms of the option grants require a 20% increase over the exercise price before any vesting occurs.

(3) Stock options were granted under Dole's 1991 Stock Option and Award Plan, as amended (the "1991 Plan"). Options under the 1991 Plan may result in payments following the resignation, retirement or other termination of employment with Dole or its subsidiaries or as a result of a change of control of Dole (as defined in the 1991 Plan). Vested options under the 1991 Plan may be exercised within a period of 12 months following a termination by reason of death, disability or retirement, and three months following a termination for other reasons. The 1991 Plan permits the Compensation Committee, which administers the 1991 Plan, to accelerate, extend or otherwise modify benefits payable under the applicable awards in various circumstances, including a termination of employment or change in control. Under the 1991 Plan, if there is a change of control of Dole, all options become immediately exercisable.

(4) Options vest according to a schedule reflecting specific stock appreciation hurdles. Except as noted, none of the options granted in February 2001 set forth in the table vests until the stock price reaches $19.30, a 20% increase over the exercise price, which reflects the market price of Dole's Common Stock on the date of grant. Options will vest in 25% increments upon achieving or exceeding specified price hurdles for a period of 30 consecutive trading days after the first anniversary of the grant date.

(5) Options were granted for a term of 10 years, subject to earlier termination in certain events such as termination of employment. See footnote 3 above.

          AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

   The following table provides information concerning each exercise of stock options during fiscal 2001 by each of the Named Executive Officers and the fiscal year-end value of unexercised options.

                         Shares
                        Acquired
                           on     Value    Number of Securities Underlying      Value of Unexercised In-the-
                        Exercise Realized Unexercised Options/SARs at FY-End      Money Options at FY-End
     Name                 (#)      ($)    Exercisable(#)(1)/Unexercisable(#) Exercisable($)/Unexercisable($)(2)
     ----               -------- -------- ---------------------------------- ----------------------------------
David H. Murdock.......    0        $0             394,148/350,000                 $2,723,090/$1,066,000
Lawrence A. Kern.......    0        $0              105,422/88,200                 $    946,850/$533,000
David A. DeLorenzo.....    0        $0             159,108/135,000                 $        1,324,666/$0
Kenneth J. Kay.........    0        $0               41,667/33,333                 $    545,304/$363,371
C. Michael Carter......    0        $0                8,334/41,666                 $    108,342/$483,158

--------
(1) Dole has two stock option plans under which awards are outstanding: the 1991 Plan and the 2001 Plan. Options under the 1991 Plan are described in footnote 3 to the table entitled "Option/SAR Grants in the Last Fiscal Year." All options available under the 1991 Plan have been granted. Outstanding awards under the 2001 Plan were granted in 2002.

(2) This amount represents solely the difference between the market value ($26.75) on the last trading day of Dole's fiscal year, December 28, 2001, of those unexercised options that had an exercise price below such market price (i.e., "in-the-money options") and the respective exercise prices of the options. No assumptions or representations regarding the "value" of such options are made or intended.

             LONG-TERM INCENTIVE PLAN--AWARDS IN LAST FISCAL YEAR

   The following table provides information regarding each award made to a Named Executive Officer in fiscal 2001 under the 1998 Plan:

                               Estimated Payout Opportunity (Cycle 5)(1)
                               -----------------------------------------
                              Performance  Formula    Formula    Formula
           Name                 Period    Minimum(2) Target(3)  Maximum(3)
           ----               ----------- ---------- ---------- ----------
      David H. Murdock.......  2001-2003   $382,827  $1,859,326 $3,790,164
      Lawrence A. Kern.......  2001-2003   $195,480  $1,332,997 $2,903,734
      David A. DeLorenzo.....  2001-2003        n/a         n/a        n/a
      Kenneth J. Kay.........  2001-2003   $105,277  $  495,411 $1,002,144
      C. Michael Carter......  2001-2003   $ 90,921  $  440,055 $  896,288

--------
(1) The business targets established for the awards granted in 2001 were earnings per share at the consolidated level (50% weighting) and relative total stockholders return ("RTSR") measured against a peer group of companies in the MidCap Foods Index (50% weighting). If the average performance during the performance cycle is below target, the payment opportunities will be reduced and if the average performance is above target, the payment opportunities will be increased. Subject to other conditions of the award (including continued service), one-third of the awards for the three-year performance period (2001-2003) ("Cycle 5") will vest in early 2003 with one-third of the remaining payment opportunity vesting each year thereafter. Awards may become immediately payable in the event of termination of service or a change of control, and are subject to customary adjustments for recapitalizations, reorganizations and similar events. The formula-determined amount of an award may be (a) further adjusted based upon performance consistency and (b) reduced by the Compensation Committee based upon an evaluation of individual performance criteria and/or other objective and subjective factors. Because of these contingencies and other conditions, the specific benefits to be paid to participants are not determinable in advance.

(2) Requires attainment of minimum target performance in one of the business criteria in one of the years in applicable performance cycle.

(3) Formula Target and Formula Maximum include the effect of 2001 results on aggregate payment opportunities. Amounts presented assume no increase in current base salaries during or after 2002.

   The reported amounts do not include payout opportunities under unvested long-term awards made prior to 1999 for the performance period 1998-1999 ("Cycle 1"), and three three-year performance periods (1998-2000, 1999-2001 and 2000-2002) ("Cycle 2," "Cycle 3" and "Cycle 4"). The applicable business criteria for awards granted in 1998, 1999, 2000 and 2001 were earnings per share at the consolidated level (50% weighting) and RTSR measured against a peer group of companies in the MidCap Foods Index (50% weighting).

   Prior to the Cycle 5 award period, described above, Dole established four cycles for which awards may be earned, Cycle 1, Cycle 2, Cycle 3 and Cycle 4. With respect to Cycle 1, which ended on December 31, 1999, one third of the award has already vested and the remaining accrued payment opportunities have been fixed and will be paid out as described in footnotes 3 and 6 to the Summary Compensation Table. There were no amounts payable under Cycle 2 as the performance targets were not met. With respect to Cycle 3, one-third of the award has vested and the remaining accrued payment opportunities have been fixed and will be paid out as described in footnotes 3 and 6 to the Summary Compensation Table. With respect to Cycle 4, one third of any award will vest in early 2003. If the average performance over the cycle is below target, the payment opportunities are reduced, and if the average performance is above target, the payment opportunity for the cycle is increased. In addition, these awards may become immediately payable in the event of termination of service or a change of control, and are subject to customary adjustments for recapitalizations, reorganizations and similar events. Dole established the performance targets for Cycle 4 utilizing earnings per share at the consolidated level (50% weighting) and RTSR measured against a peer group of companies in the MidCap Foods Index (50% weighting).

   The maximum award opportunity for Cycle 4 for each of the Named Executive Officers is as follows: Mr. Murdock--$1,254,940; Mr. Kern--$1,024,744; Mr. DeLorenzo--$400,000; Mr. Kay--$334,583; and Mr. Carter--$0. Mr. Carter began participation in Cycle 5.

   If the minimum performance level is not achieved on any of the business targets established by the Compensation Committee in any of the years of a cycle, no amount will be payable for that award cycle, although the levels of performance required may change between cycles and may differ within any cycle.

   The business criteria and performance targets relative to any business criterion for a given fiscal year in a cycle may vary from cycle to cycle, as the Committee prospectively establishes those factors for new cycles in which the same fiscal year is included under the 1998 Plan.

                                 PENSION PLANS

   Dole maintains a number of noncontributory pension plans that provide benefits, following retirement at age 65 or older with one or more years of credited service (or age 55 with five or more years of credited service), primarily to salaried, non-union employees of Dole on U.S. payrolls, including executive officers of Dole. Each plan provides a monthly pension to supplement personal savings and Social Security benefits. The following table shows the estimated annual benefits payable under Dole's salaried pension plan in which the Named Executive Officers participated in 2001:

                              Pension Plan Table

                                      Years of Service
                        --------------------------------------------
           Compensation    15       20       25       30       35
           ------------ -------- -------- -------- -------- --------
            $300,000... $ 49,500 $ 70,950 $ 92,400 $113,850 $135,300
            $400,000... $ 66,000 $ 94,600 $123,200 $151,800 $180,400
            $500,000... $ 82,500 $118,250 $154,000 $189,750 $225,500
            $600,000... $ 99,000 $141,900 $184,800 $227,700 $270,600
            $700,000... $115,500 $165,550 $215,600 $265,650 $315,700
            $800,000... $132,000 $189,200 $246,400 $303,600 $360,800
            $900,000... $148,500 $212,850 $277,200 $341,550 $405,900
            $1,000,000. $165,000 $236,500 $308,000 $379,500 $451,000
            $1,100,000. $181,500 $260,150 $338,800 $417,450 $496,100
            $1,200,000. $198,000 $283,800 $369,600 $455,400 $541,200
            $1,300,000. $214,500 $307,450 $400,400 $493,350 $586,300
            $1,400,000. $231,000 $331,100 $431,200 $531,300 $631,400
            $1,500,000. $247,500 $354,750 $462,000 $569,250 $676,500

   The above table shows the estimated annual retirement benefits payable as straight life annuities without offsets for Social Security or other amounts under this plan, assuming retirement at age 65, to persons in specified compensation and years of service classifications. In general, the plan covers the following types of compensation paid by Dole: base pay, bonus and severance pay payable under Dole's severance pay plan.

   Each year's accrued benefit under the plan is 1.1% of final average annual compensation multiplied by years of service, plus .33% of final average annual compensation multiplied by years of service in excess of 15 years. Benefits accrued as of March 31, 1992 under the prior benefit formula serve as minimum entitlements.

   Starting January 1, 2002, no new pension benefits will accrue, with the exception of a transition benefit for long-term employees. The credited years of service and ages as of December 31, 2001 for individuals named in the Summary Compensation Table are as follows: Mr. Murdock (age 78)--16 years; Mr. Kern (age 54)--9 years; Mr. Kay (age 47)--2 years; and Mr. Carter (age 58)--1 year. Assuming these individuals remain employed by Dole until age 65 (or later) and continue to receive compensation equal to their 2001 compensation from Dole, their annual retirement benefits at age 65 will approximate:
Mr. Kern--$61,615; Mr. Kay--$11,675; and Mr. Carter--$5,748. As required by the Internal Revenue Code, Mr. Murdock, who is presently over the age of 70/1/2, is receiving his current annual retirement benefit under the pension plan of $208,604. /

   Generally, the Internal Revenue Code places an annual maximum limit of $140,000 (at December 31, 2001) on the benefits available to an individual under Dole's pension plans. Furthermore, the Internal Revenue Code places an annual maximum limit of $170,000 (at December 31, 2001) on compensation which may be considered in determining a participant's benefit under qualified retirement programs. If an individual's benefit under a plan exceeds the maximum annual benefit limit or the maximum compensation limit, the excess will be paid by Dole from an unfunded excess and supplemental benefit plan.

                             CERTAIN TRANSACTIONS

   The Audit Committee of the Board of Directors reviewed and approved transactions in which Mr. David H. Murdock or his affiliates had an interest. In addition to Castle & Cooke, Inc. ("Castle"), Mr. Murdock, Dole's Chairman and Chief Executive Officer, owns, among other businesses, a transportation equipment leasing company, a private dining club and a private country club, which supply products and provide services to numerous customers and patrons. During fiscal 2001, Dole paid Mr. Murdock's companies (other than Castle) an aggregate of $2,680,819 of which $2,578,806 was for the rental of truck chassis and generator sets.

   Mr. Murdock paid Dole $23,482 for the incremental cost of utilizing an airplane, owned 50% by Dole and 50% by Castle, for personal and for other business usage during 2001, which amount represents Dole's share. Mr. Murdock also paid Dole $120,582, representing the original purchase price, for the purchase of antiques. He also reimbursed Dole a balance of $17,562 representing the difference between certain shared services provided by and to Dole.

   Mr. Murdock, a director and executive officer, and Ms. Wieman, an executive officer, of Dole also serve as directors and executive officers of privately-held entities controlled by Mr. Murdock that do not have compensation committees. Any compensation paid by those companies is within the discretion of their respective boards of directors.

Transactions with Castle & Cooke, Inc.

   On December 28, 1995, Dole distributed to its stockholders all of the common stock of Castle, Dole's former real estate and resorts operations (the "Distribution"). Mr. Murdock was also the Chairman and Chief Executive Officer of Castle and beneficially owned approximately 27% of its outstanding common stock. On September 6, 2000, following a tender offer and merger, Castle became a private company indirectly wholly-owned by Mr. Murdock.

   Pursuant to the Distribution, Dole and Castle each hold a 50% percent interest in an airplane, which was formerly owned solely by Dole. Under the Aircraft Co-Ownership Agreement, Dole and Castle agreed that each party would be responsible for the direct costs associated with its use of the airplane, and that all indirect costs would be equally shared. Dole's and Castle's proportionate shares of the direct and indirect costs for the aircraft during 2001 were $1,259,070 and $1,180,672, respectively. In October 2001, Dole and Castle entered into an agreement to purchase a replacement aircraft for $44,695,000. The co-ownership arrangements for this new aircraft will be similar to the existing arrangement, although the ownership percentage will be 68% for Dole and 32% for Castle, based upon the flight hours recorded for the past three years and projected usage.

   Pursuant to the agreements governing the Distribution, Dole paid Castle $5,598 for certain general and administrative services provided to Dole by Castle during 2001. Castle paid Dole $60,862 during 2001 for certain general and administrative services for various services provided to Castle by Dole. During 2001, Dole also paid Castle $21,391 pursuant to three eight-year leases commencing in December 1995 for three plots of agricultural land covering approximately 1600 acres on Oahu, Hawaii. Dole expects to pay similar annual rents in future years under the leases, subject to changes in property tax payable on such properties. Dole also paid Castle $118,703 during 2001 for holding various meetings and sales functions at Castle's Lanai resort hotels. Castle purchased $241,543 of products from Dole for its retail store and hotels in Hawaii, and also paid Dole $38,830 in licensing fees pursuant to a long-term trademark license agreement.

   Additionally, effective January 1, 2000, Dole and Castle entered into an agreement to terminate Dole's office space lease in a building owned by Castle in Bakersfield, California. Pursuant to the termination agreement, Dole agreed to pay Castle rent through December 2001. Castle re-leased the property to a new tenant commencing May 1, 2000, with one-year free rent, resulting in the effective expiration of Dole's rent obligation as of April 30, 2001. Dole paid Castle $160,020 as the final payment on the remaining rent obligation in 2001.

   Notwithstanding anything to the contrary set forth in any of Dole's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and the following Performance Graph shall not be incorporated by reference into any such filings or any future filings, except to the extent Dole expressly incorporates such report or graph by reference therein. The report and graph shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

                 CORPORATE COMPENSATION AND BENEFITS COMMITTEE
                            REPORT TO STOCKHOLDERS

COMPENSATION PHILOSOPHY

   Dole's compensation philosophy is to relate the compensation of Dole's executive officers to measures of Dole performance that contribute to increased value for Dole's stockholders.

GOALS

   To assure that compensation policies appropriately consider the value Dole creates for stockholders, Dole's compensation philosophy for executive officers takes into account the following goals:

  . Executive officer compensation must be focused on enhancing stockholder value.

  . Compensation must reflect a competitive and performance-oriented environment that motivates executive officers to set and achieve aggressive goals in their respective areas of responsibility.

  . Incentive-based compensation must be contingent upon the performance of each executive officer against financial and strategic performance goals.

  . Dole's compensation policies must enable Dole to attract and retain top quality management.

   The Compensation Committee periodically reviews the components of compensation for Dole's executive officers on the basis of its philosophy and goals. Further, as the situation warrants, the Compensation Committee also retains the services of a qualified compensation consulting firm to provide recommendations to enhance the linkage of executive officer compensation to the above goals and to obtain information as to how Dole's compensation of executive officers compares with peer companies.

EXECUTIVE COMPENSATION COMPONENTS

   Dole annually evaluates the competitiveness of its executive compensation program (base salary, annual bonus, and long-term incentives) relative to comparable publicly traded companies.

   A group of industry peers (or "peer group") is used to annually evaluate the compensation for proxy-named officers. The peer group was identified by the Compensation Committee's executive compensation consulting firm through a comparability screening process that considered such variables as revenue size, product line diversity, and geographic scope of operation. The peer group is reviewed periodically and changes may be made based on the comparability screening process. Many of the peer group companies are in the S&P Foods Index.

   Broader published surveys of food processing companies, as well as industry in general, are used to evaluate the competitiveness of total compensation for other Dole executives.

   Based on an analysis conducted by the Compensation Committee's executive compensation consultant in 2001, the cash compensation opportunity for executive officers of Dole as a group, consisting of salary and annual bonus, generally is consistent with the median of Dole's peers.

   Generally speaking, 75th percentile pay levels can only be achieved if Dole's aggressive goals associated with its incentive compensation plans are attained. Pay levels for each executive officer, other than the Chairman and CEO, largely reflect the recommendation of the Chairman and CEO based on individual experience and breadth of knowledge, internal equity considerations, and other subjective factors. The compensation opportunity for the Chairman and CEO for 2001 was based on deliberations of the Compensation Committee of Dole, as described below under "CEO Compensation".

   Each component of the total executive compensation package emphasizes a different aspect of Dole's compensation philosophy:

  . BASE SALARY. Base salaries for executive officers (other than the Chairman and CEO whose salary is discussed below) are initially set upon hiring by management (subject to periodic review by the Compensation Committee) based on recruiting requirements (i.e., market demand), competitive pay practices, individual experience and breadth of knowledge, internal equity considerations, and other subjective factors.

   Increases to base salary are determined primarily on the basis of market movements, individual performance and contribution to Dole and involve the application of both quantifiable and subjective criteria.

  . ANNUAL INCENTIVES. Dole relies to a large degree on annual incentive compensation to attract and retain executive officers of outstanding abilities and to motivate them to perform to the full extent of these abilities.

   Bonus opportunities for executive officers, as a percentage of base salary, ranged from 25% to 75% (37.5% to 112.5% for the Chairman and CEO), depending on Dole's performance relative to financial performance targets set in the first quarter of the year. Bonuses generally are payable only if the specified minimum level of financial performance is realized and may be increased to maximum levels only if substantially higher performance levels are attained. Bonus opportunities for each individual are determined on the basis of competitive bonus levels (as a percent of salary), degree of responsibility, and other subjective factors. To provide greater flexibility, the Compensation Committee may include alternative performance goals to permit awards at lower levels in appropriate circumstances.

   Generally speaking, each individual's maximum annual cash bonus equals 150% of his or her target award level. The maximum bonus is payable only if exceptional Dole and/or divisional performance levels against pre-determined goals are achieved.

   In 2001, the bonus opportunity for Messrs. Murdock and Kern, was based upon return on average common equity ("ROE") and Net Income. Dole did reach the financial targets necessary to make maximum payments under the ROE measure. The Committee approved payments for Mr. Murdock and Mr. Kern of $900,000 and $585,000, respectively.

  . LONG-TERM INCENTIVES. Dole provides two forms of long-term incentive opportunity for senior executives: a stock option plan and a long-term incentive plan ("Long-Term Plan"). Both plans were previously approved by stockholders.

  . OPTIONS. Stock option grants represent incentives tied to future stock appreciation. Stock options are granted periodically to provide executives with a direct incentive to enhance the value of the Common Stock. Historically, awards have been granted at the fair market value of the Common Stock on the date of grant and have a term of ten years.

   Since 1995, Dole has imposed specific stock appreciation hurdles for senior management. None of the options granted in 2001 will vest until the stock price reaches certain stock price targets (see table entitled "Option/SAR Grants In The Last Fiscal Year"). Options will vest in 25% increments upon the sooner of achieving or exceeding each specified price hurdle for a period of 30 consecutive trading days after the first anniversary of the grant date or three months before the end of their ten-year terms if the individual is still employed by Dole.

   Options are granted at the discretion of the Compensation Committee (based substantially on the recommendations of the Chairman and CEO as to grants for other officers) to key management positions above a specified salary level. Guidelines for stock option grants were derived from a combination of competitive market data and subjective judgments. In general, the grants for individual positions increased with the level of responsibility and the perceived impact of each position on the strategic direction of Dole. The Chairman's recommendations for individual option grants also reflected his assessment of the effect of promotions, individual performance, and other factors. An individual's outstanding stock options and current stock ownership generally are not considered when making stock option awards.

  . LONG-TERM INCENTIVE PLAN. Under the Long-Term Plan, the underlying performance measures and payout provisions are designed in a manner that the Compensation Committee believes will continue to further align executive officer compensation with stockholder returns on a long-term basis. The Long-Term Plan uses three year overlapping cycles with a look-back provision at the end of each third year. A participant's payment opportunity is adjusted up or down based on the average of the performance over the prior three years. One-third of the participant's adjusted payment opportunity vests at the end of each third year, with one-third of the remaining payment vesting annually thereafter. The Compensation Committee authorized all executive officers to participate in the Long-Term Plan. The payment opportunity under these awards was based 50% on performance relative to earnings per share ("EPS") targets, and 50% on performance relative to targets for relative total stockholder return ("RTSR") as measured against a peer group of companies in the MidCap Foods Index. The MidCap Foods Index was chosen to evaluate Dole's performance against a stock market index of food companies, which includes Dole.

   The first sums earned under this Plan were in Cycle 1, ending in 1999, as Dole met its EPS target applicable to the first year of the Plan. One-third of the balance was paid to the participants, half in cash and half in stock, except for fractional shares which are paid in cash. The remaining two-thirds will be paid in accordance with the terms of the Plan.

   For the Cycle ending 2001, the Compensation Committee concluded that Dole's performance against the EPS target did not meet targeted requirements, however, the RTSR performance measure did meet targeted requirements in the last year of the cycle and therefore, one-third of the balance was paid to participants in March 2002, half in cash and half in stock, except for fractional shares which are paid in cash. The remaining two-thirds will be paid in accordance with the terms of the Plan.

   The United States Internal Revenue Service has promulgated regulations affecting all publicly held United States corporations (the "162(m) Regulations") that interpret limits on the tax deductibility of compensation in excess of $1 million per year for certain executive officers. The Compensation Committee considers the 162(m) Regulations as one of the factors it reviews with respect to compensation matters. The Compensation Committee, generally speaking, intends to limit compensation to amounts deductible under the 162(m) Regulations, and the Compensation Committee believes that all compensation paid to executive officers in 2001 is deductible under the 162(m) Regulations. However, changes in the tax laws or interpretations, other priorities or special circumstances may result in or warrant exceptions.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

   To further support Dole's goal of achieving a strong link between stockholder and executive interests, Dole has stock ownership guidelines for senior executives. Senior executives have been asked to make (over a three to five year period of time) and hold investments in Dole stock or stock equivalents valued at between 50% to 100% of their base salaries. Unexercised stock options are not counted for purposes of meeting the ownership guidelines. Guidelines generally will apply to all vice presidents and above, with ownership targets increasing with level of responsibility.

CEO COMPENSATION

   The Compensation Committee reviewed Mr. Murdock's compensation relative to the compensation (base salary, annual and long-term incentives) of the peer group. It is the Compensation Committee's intent to target aggregate compensation for Mr. Murdock at approximately the median of the peer group. In establishing Mr. Murdock's compensation, the Compensation Committee considered his responsibilities with other companies and determined that Mr. Murdock devotes to Dole the time that is necessary for the effective performance of his duties.

   Under the terms of the Annual Plan, Mr. Murdock was eligible for an annual bonus ranging from 37.5% to 112.5% of base salary. Mr. Murdock's total 2001 bonus opportunity was based on ROE and Net Income. The Net Income component of the annual award is only considered if ROE performance falls below the minimum threshold. However, because the Company exceeded the targeted ROE performance, the Committee approved an award of $900,000.

   In 2001, the Compensation Committee approved an option grant for Mr. Murdock in the amount of 100,000 options. The February 2001 grant was made at fair market value on the date of grant. Mr. Murdock participated in the Long-Term Plan, described above under LONG-TERM INCENTIVES and is eligible for an award for the cycle ending 2001.

                                          THE CORPORATE COMPENSATION AND
                                          BENEFITS COMMITTEE

                                          Zoltan Merszei, Chairman
                                          Mike Curb
                                          E. Rolland Dickson, M.D.

                               PERFORMANCE GRAPH

   The following graph indicates the performance of the cumulative total return to stockholders of Dole's Common Stock (including reinvested dividends) during the previous five years in comparison to the cumulative total return on the Standard & Poor's 500 Stock Index, the Standard & Poor's Foods Index and the Standard & Poor's Midcap Foods and Beverages Index.

                            Dole Food Company, Inc.
          Cumulative Total Return Stock Price Performance Comparison

                                    [CHART]

         S&P 500     S&P Foods Index    S&P Midcap Foods and Beverages Index       Dole Food Company
1996      $100            $100                         $100                              $100
1997      $133            $143                         $122                              $136
1998      $171            $155                         $119                               $90
1999      $208            $122                          $92                               $50
2000      $189            $154                          $97                               $51
2001      $166            $157                         $114                               $86


   Assumes $100 invested on December 31, 1996 in Dole Food Company, Inc. Common Stock, the Standard & Poor's 500 Stock Index, the Standard & Poor's Foods Index and the Standard & Poor's Midcap Food and Beverages Index and assumes reinvestment of dividends at the frequency with which dividends are paid.

               INDEPENDENT PUBLIC ACCOUNTING FIRM FEE DISCLOSURE

   During fiscal year 2001, Dole retained its independent public accountants, Arthur Andersen LLP, to provide services in the following categories and for the following amounts:

Audit Fees

   The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of Dole's annual financial statements included on Form 10-K for the fiscal year ended December 29, 2001 and for the reviews of the financial statements included in Dole's quarterly reports on Form 10-Q for that fiscal year were $1.8 million.

Financial Information Systems Design and Implementation Fees

   The aggregate fees billed by Arthur Andersen LLP for professional services rendered for financial information systems design and implementation to Dole during fiscal year 2001 were $0.1 million.

All Other Fees

   The aggregate fees billed by Arthur Andersen LLP for all other services rendered to Dole were an additional $4.7 million. This amount primarily comprised audit related fees totaling $1.9 million and non-audit related fees totaling $2.8 million.

   The Audit Committee has considered whether the provision of non-audit services by Dole's independent public accountants is compatible with maintaining auditor independence.

   Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Audit Committee Report shall not be incorporated by reference into any such filings or any future filings, except to the extent the Company expressly incorporates such report by reference therein. The report shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

                    AUDIT COMMITTEE REPORT TO STOCKHOLDERS

   The Audit Committee is responsible for monitoring the integrity of the Company's financial reporting process and systems of internal control relative to financial information used by the Board of Directors in making decisions. The Audit Committee is also responsible for monitoring financial information about the Company that is disseminated to stockholders, the financial community and regulatory authorities.

   The Audit Committee has a direct line of communication with the Company's independent public accountants and the Corporate Director of Internal Audit. The Audit Committee is composed entirely of independent directors, as defined by the listing standards of the New York Stock Exchange. The Board of Directors adopted an amended written Audit Committee charter on May 11, 2000. That charter was reviewed and amended again on February 8, 2001. A copy was attached as Appendix B to Dole's Proxy Statement on Schedule 14A with respect to the 2001 Annual Meeting of Stockholders. There have not been any material amendments to the Audit Committee charter since then.

   The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 29, 2001. In addition, the Audit Committee has discussed with the independent public accountants the matters required to be discussed under Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

   The Audit Committee has received and reviewed the written disclosures and a letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board, and has discussed with the independent public accountants their independence.

   Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2001.

   The members of the Audit Committee are not professionally engaged in the practice of auditing and accounting. Although each member of the Audit Committee is "financially literate" and at least one member has accounting or financial management expertise, the members of the Committee are not experts in the fields of accounting or auditing, including in respect of auditor independence. Although members of the Committee ask such questions and require such presentations and representations as they deem appropriate in the performance of their duties, members of the Committee rely without independent verification on the information provided to them and on the answers and representations made by management and the independent auditors.

                                          THE AUDIT COMMITTEE

                                          Richard M. Ferry, Chairman
                                          Lawrence M. Johnson
                                          Zoltan Merszei

                  INDEPENDENT PUBLIC ACCOUNTANTS AND AUDITORS

   Arthur Andersen LLP has served as Dole's independent public accountants and auditors since 1985. In view of the high quality service rendered by Arthur Andersen LLP to Dole, the Audit Committee recommended that the Board of Directors of Dole appoint Arthur Andersen LLP as Dole's independent public accountants and auditors for the 2002 fiscal year ending December 28, 2002. The Board of Directors accepted the Audit Committee's recommendation and so appointed Arthur Andersen LLP.

   Dole's Board of Directors customarily has asked that stockholders ratify the appointment of the independent auditors. As a result of the events affecting Arthur Andersen LLP, and the uncertainty concerning Arthur Andersen LLP's future direction, both domestically and internationally, the Audit Committee and the Board of Directors believe it is prudent to retain flexibility to deal with events as they unfold.

   The Audit Committee and the Board of Directors will continue to monitor developments regarding Arthur Andersen LLP. If, in the judgment of the Audit Committee and the Board of Directors, it becomes necessary or advisable to engage a different independent auditor for 2002, Dole would anticipate that the new auditor would be one of the other "Big Five" accounting firms, especially in view of the broad, international scope of Dole's business operations.

   Services that will be provided to Dole and its subsidiaries by Arthur Andersen LLP in the 2002 fiscal year include the examination of Dole's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC, the completion of work on two ongoing consulting projects and the performance of transitional work on ongoing internal audit projects.

   A representative of Arthur Andersen LLP, and, if another independent auditor is engaged prior to May 16, 2002, such other accounting firm, will be present at the Annual Meeting to respond to appropriate questions and to make such statements as he may desire.

                                 MISCELLANEOUS

Other Matters

   If any other matters properly come before the meeting, it is the intention of the proxy holders, identified in the proxy card, to vote in their discretion on such matters pursuant to the authority granted in the proxy and permitted under applicable law. Dole does not have notice of any such matters.

Cost of Soliciting Proxies

   The expenses of preparing and mailing the Notice of Annual Meeting, the Proxy Statement and the proxy card(s) will be paid by Dole. In addition to the solicitation of proxies by mail, proxies may be solicited by directors, officers and employees of Dole (who will receive no additional compensation) by personal interviews, telephone, telegraph and facsimile. It is anticipated that banks, custodians, nominees and fiduciaries will forward proxy soliciting material to beneficial owners of Dole's Common Stock and that such persons will be reimbursed by Dole for their expenses incurred in so doing.

Proposals of Stockholders

   The 2003 Annual Meeting of Stockholders is presently expected to be held on or about May 15, 2003. To be considered for inclusion in Dole's proxy statement and proxy card for the 2003 Annual Meeting under the Securities and Exchange Commission's Rule 14a-8, proposals of stockholders intended to be presented at the Annual Meeting must be received by the Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362, no later than December 6, 2002. Proposals of stockholders intended to be presented at the Annual Meeting, but not to be included in Dole's proxy statement and proxy card under the Securities and Exchange Commission's Rule 14a-8, must be received by the Corporate Secretary, Dole Food

Company, Inc., One Dole Drive, Westlake Village, California 91362, no later than February 19, 2003 and no earlier than January 20, 2003. In addition, if Dole is not provided with written notice of a stockholder proposal on or before February 19, 2003, proxies solicited by the Board of Directors for the 2003 Annual Meeting of Stockholders will confer discretionary authority to vote on the stockholder proposal if presented at the Annual Meeting.

Annual Reports and Forms 10-K

   Copies of Dole's Annual Report and Form 10-K for the fiscal year ended December 29, 2001 may be obtained without charge by writing to the Corporate Secretary, Dole Food Company, Inc., One Dole Drive, Westlake Village, California 91362 or by telephoning requests to 818-879-6814. Dole's Annual Report and Form 10-K can also be found on Dole's website: www.dole.com.

                                          By Resolution of the Board of
                                            Directors,

April 5, 2002

                        [LOGO OF ENCYCLOPEDIA OF FOODS]

Now available. The Encyclopedia of Foods: A Guide to Healthy Nutrition is a definitive resource on what to eat for maximum health. The book is part of Dole's ongoing nutrition education program and provides a comprehensive, in-depth review of the role of nutrition in our lives by nutrition experts from Mayo Clinic, University of California, Los Angeles, and Dole Food Company, Inc.

To order on-line, please go to www.dole.com. The Encyclopedia is available for $19.95, plus $3.00 shipping and handling per book.


                                       Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------------------------------------------------------------
A [X] Please mark your
      votes as in this
      example.

                                         WITHHOLD                The Board of Directors recommends a vote FOR Item 1.
                   FOR                  AUTHORITY
               all nominees      to vote for all nominees
              listed at right         listed at right
1. Election        [_]                     [_]              Nominees: Mike Curb                  THIS PROXY, WHEN PROPERLY EXECUTED,
   of                                                                 David A. DeLorenzo         WILL BE VOTED AS DIRECTED OR, IF NO
   Directors:                                                         E. Rolland Dickson         DIRECTION IS MADE, FOR ITEM 1 AND
                                                                      Richard M. Ferry           AS SAID PROXIES DEEM ADVISABLE ON
[_]________________________________________                           Lawrence M. Johnson        SUCH OTHER MATTERS AS MAY PROPERLY
   For all nominees except as named above.                            Lawrence A. Kern           COME BEFORE THE MEETING.
                                                                      Zoltan Merszei
                                                                      David H. Murdock           PLEASE VOTE, SIGN, DATE AND
                                                                                                 PROMPTLY RETURN THIS CARD IN THE
                                                                                                 ENCLOSED PREPAID ENVELOPE.


                                                                                                              MARK HERE
                                                                                                             FOR ADDRESS  [_]
                                                                                                              CHANGE AND
                                                                                                             NOTE AT LEFT

Signature_______________________________ Date:________________ Signature_____________________________________ Date:_______________
NOTE: Please sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full corporate name by the authorized officer.

------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                      PROXY

                             DOLE FOOD COMPANY, INC.
                             Proxy For Common Stock

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints DAVID H. MURDOCK, LAWRENCE A. KERN and C. MICHAEL CARTER, and each of them, as Proxies, each with full power of substitution, and each with all powers that the undersigned would possess if personally present, to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California on Thursday, May 16, 2002, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs each of said Proxies, or their substitutes, to vote as specified by the undersigned on the reverse side and to vote in such manner as they may determine on any other matters that may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

              (Important - to be signed and dated on reverse side)

--------------------------------------------------------------------------------

     April 4, 2002

     TO: Participants in the Dole Food Company, Inc. Defined Contribution Benefit Plan ("TaxDip Plan")

     RE:  The 2002 Annual Meeting of Stockholders of Dole Food Company, Inc.

     We are the Trustee of the TaxDip Plan.

     This letter is to inform you that the 2002 Annual Meeting of Stockholders of Dole Food Company, Inc. will be held on May 16, 2002.

     As a participant in the TaxDip Plan, you have the right to instruct the Trustee on how you want the shares of Dole Food Company, Inc. common stock allocated to your account under the TaxDip Plan to be voted. If your completed instruction form is received in a timely manner by the Trustee's independent tabulation agent as described below, the Trustee shall vote as instructed all Dole Food Company, Inc. shares allocated to your TaxDip Plan account unless to do so would be inconsistent with the Trustee's duties.

     Enclosed is the Proxy Statement, instruction form, return envelope and 2001 Annual Report prepared by Dole Food Company, Inc. Please review these materials carefully before completing the enclosed instruction form. You cannot vote the Dole Food Company, Inc. shares allocated to your TaxDip Plan account in person. You must use the enclosed instruction form. Please mark, sign and date the enclosed instruction form in accordance with the instructions therein, and return it to our independent tabulation agent in the enclosed envelope. We cannot give assurance that instruction forms received later than 5:00 p.m., Eastern Time, on May 13, 2002 will be honored. If you are an expatriate employee, you may wish to expedite this process by returning the instruction form, sealed in the return envelope, via Dole "Pouch Mail." Dole, in turn, will forward the sealed envelope for tabulation.

     If you fail to complete an instruction form, and as respects all unallocated shares of Dole Food Company, Inc. common stock held in the TaxDip Plan, the Trustee will vote such shares proportionately in the same manner as it votes Dole Food Company, Inc. shares as to which the Trustee or its agent has received voting instructions as specified above unless to do so would be inconsistent with the Trustee's duties.

     Your voting instruction form will be kept strictly confidential.

          Very truly yours,


          THE NORTHERN TRUST COMPANY, AS TRUSTEE
          OF THE DOLE FOOD COMPANY, INC. MASTER RETIREMENT
          SAVINGS TRUST (DAILY VALUATION)

                                          Please Detach and Mail in the Envelope Provided
------------------------------------------------------------------------------------------------------------------------------------
   A [X] Please mark your
         votes as in this
         example.

                                          WITHHOLD
                       FOR                AUTHORITY          The Board of Directors recommends a vote FOR Item 1.
                  all nominees    to vote for all nominees
                 listed at right        listed at right
   1. Election         [ ]                   [ ]         Nominees: Mike Curb              THIS PROXY, WHEN PROPERLY EXECUTED, WILL
      of                                                           David A. DeLorenzo     BE VOTED AS DIRECTED OR, IF NO DIRECTION
      Directors:                                                   E. Rolland Dickson     IS MADE, FOR ITEM 1 AND AS SAID PROXIES
                                                                   Richard M. Ferry       DEEM ADVISABLE ON SUCH OTHER MATTERS AS
                                                                   Lawrence M. Johnson    MAY PROPERLY COME BEFORE THE MEETING.
                                                                   Lawrence A. Kern
   [ ]                                                             Zoltan Merszei         PLEASE VOTE, SIGN, DATE AND PROMPTLY
      ------------------------------------------                   David H. Murdock       RETURN THIS CARD IN THE ENCLOSED PREPAID
      For all nominees except as named above.                                             ENVELOPE.







                                                                                                                    MARK HERE
                                                                                                                    FOR ADDRESS  [ ]
                                                                                                                    CHANGE AND
                                                                                                                    NOTE AT LEFT

Signature                          Date:                          Signature                            Date:
         -------------------------      -------------------------          ---------------------------      ------------------------

NOTE: Please sign exactly as your name appears on the instruction form and return it to the Trustee's tabulation agent by 5:00 p.m.,
      Eastern Time, May 13, 2002 to be tabulated. Your voting instructions will be kept confidential.

------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                            DOLE FOOD COMPANY, Inc.
                    INSTRUCTION FORM For Voting Common Stock

     The undersigned hereby instructs The Northern Trust Company, as Trustee of the Dole Food Company, Inc. Defined Contribution Benefit Plan ("TaxDip Plan") to vote all of the shares of Common Stock of Dole Food Company, Inc. (the "Company") allocated to the undersigned's TaxDip Plan Account at the Annual Meeting of Stockholders of the Company to be held at Dole World Headquarters, One Dole Drive, Westlake Village, California on Thursday, May 16, 2002, at 10:00 a.m. local time, and any adjournments thereof. The undersigned instructs The Northern Trust Company to vote as specified by the undersigned on the reverse side and to vote in such manner as it may determine on any other matters that may properly come before the meeting as indicated in the Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged.

              (Important - to be signed and dated on reverse side)

PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD BY 5:00 P.M., EASTERN TIME, MONDAY, MAY 13, 2002, IN THE ENCLOSED RETURN ENVELOPE. YOUR VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL BY THE TRUSTEE.

                                                                SEE REVERSE SIDE

--------------------------------------------------------------------------------